Exhibit 99.1

Contact:	US Unwired
Ed Moise, Investor Relations
(337) 310-3500
ir@usunwired.com

COURT REJECTS SPRINT’S “MOTION TO DISMISS” US UNWIRED’S RICO LAWSUIT

Lake Charles, LA (February 9, 2004) — US Unwired Inc. (OTC Bulletin Board: UNWR) today announced that the U.S. District Court for the Western District of Louisiana has “denied in all respects” Sprint Corporation’s (NYSE: FON, PCS) request to dismiss US Unwired’s lawsuit alleging violations of the Racketeer Influenced and Corrupt Organizations (“RICO”) Act, breach of fiduciary duty and fraud arising out of Sprint’s conduct in its dealings with US Unwired subsidiaries.

In her ruling, U.S. District Judge Patricia Minaldi noted that “the defendants are not persuasive when they argue that they merely engaged in ‘hard bargaining’ to exploit the plaintiffs’ fears. The parties in this case are not co-equals negotiating at arm’s length. US Unwired invested its resources into Sprint’s technology much like an exclusive distributor invests its resources into the product that it sells. If Sprint forced onerous terms onto the smaller company, as US Unwired suggests, then the plaintiffs lost not only a future economic benefit, but a substantial portion of the very investment that they made in order to honor their affiliation agreement.”

The order also upheld US Unwired’s position on several other important facets of the suit, such as the plaintiff’s request for a jury trial using Louisiana law. The Court is also amenable to allowing US Unwired to hire an outside accounting firm to monitor monies paid to Sprint and retained the option to appoint a receiver over the property controlled by Sprint in Louisiana at a later date. Judge Minaldi also ruled that US Unwired provide the Court with more specifics regarding its fraud allegations within 30 days.

Consistent with this action, the suit now moves into the discovery phase. The parties have submitted to the Court an agreed upon schedule to complete the discovery process this summer, preparing the way for a fall jury trail for the RICO and other claims.

US Unwired has filed its original complaint against Sprint and this ruling with the Securities and Exchange Commission under separate Form 8-K’s.

About US Unwired

US Unwired Inc., headquartered in Lake Charles, La., holds direct or indirect ownership interests in five PCS affiliates of Sprint: Louisiana Unwired, Texas Unwired, Georgia PCS, IWO Holdings and Gulf Coast Wireless. Through Louisiana Unwired, Texas Unwired, Georgia PCS and IWO Holdings, US Unwired is authorized to build, operate and manage wireless mobility communications network products and services under the Sprint brand name in 67 markets, currently serving over 500,000 PCS customers. US Unwired’s PCS territory includes portions of Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, Oklahoma, Tennessee, Texas, Massachusetts, New Hampshire, New York, Pennsylvania, and Vermont. In addition, US Unwired provides cellular and paging service in southwest Louisiana. For more information on US Unwired and its products and services, visit the company’s web site at http://www.usunwired.com. US Unwired is traded on the OTC Bulletin Board under the symbol “UNWR”.

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